Exhibit 3.2(d)

AMENDMENT

TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

U.S. PREMIUM BEEF, LLC

THIS AMENDMENT (the "Amendment") to the Amended and Restated Limited Liability Company Agreement of U.S. Premium Beef, LLC, a Delaware limited liability company (the "Company"), is effective as of March 1, 2023.

WHEREAS, the Company is governed by the terms of that certain Amended and Restated Limited Liability Company Agreement, as amended from time to time (collectively, the "LLC Agreement");

WHEREAS, the Company's Board of Directors approved certain proposals for the amendment of Appendix E to the LLC Agreement to include the addition of Sections 13.1 and

13.2; and

WHEREAS, all capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the LLC Agreement.

NOW THEREFORE, the Company does hereby amend the LLC Agreement according to the terms set forth herein:

1.             Sections 13.1 and 13.2 of Appendix E to the LLC Agreement. Appendix E to the LLC Agreement is hereby amended to include the addition of Sections 13.1 and 13.2 as follows:

SECTION 13.1. AUTHORITY TO MAKE ELECTIONS.

The Board may, with respect to any Fiscal Year, (i) cause the Company to make any pass-through entity election with one or more state or local tax authorities (each, a "PTE Election") pursuant to which the Company will pay entity-level taxes that are creditable against state or local income or franchise taxes imposed on Members, and (ii) determine which Members or types of Members may participate in the PTE Election (including based on the relative cost and benefit of including any Member in the PTE Election). Any Member that the Board determines may participate in a PTE Election with respect to a Fiscal Year shall be referred to as a "PTE Member" with respect to such election. A PTE Election made in any given Fiscal Year will not require a PTE Election to be made in any other Fiscal Year, and the determination of which Members may participate in a PTE Election may vary from Fiscal Year to Fiscal Year.

SECTION 13.2. AUTHORITY TO ALTER ALLOCATIONS, DISTRIBUTIONS AND CAPITAL ACCOUNTS.

Notwithstanding any other provision of this Agreement or this Appendix E, the Board shall have the authority to make modifications, as it determines appropriate, to the allocation, distribution and Capital Account provisions of this Agreement, including (i) to make corresponding distributions to Members who are not PTE Members or treat any payment by the Company to a tax authority as a distribution or advance to the PTE Members, and (ii) to allocate any associated tax credits and deductions to PTE Members with respect to a PTE Election. Any such modifications shall be implemented so as to cause each PTE Member to bear such Member's proportionate share of the entity-level tax cost and benefit from such Member's proportionate share of any associated tax credit or deduction, and to cause the PTE Election not to have a disproportionate adverse effect on Members who are not PTE Members.

2.              No Other Amendment. Except as expressly set forth herein, the LLC Agreement remains unchanged and in full force and effect.

3.              Interpretation. This Amendment will be construed in accordance with the terms of the LLC Agreement, as modified hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first above written.

U.S. PREMIUM BEEF, LLC

By: /s/ Stanley D. Linville CEO
Stanley D. Linville, Chief Executive Officer

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